UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 2, 2019

Codexis, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive

Redwood City, CA 94063

(Address of Principal Executive Offices) (Zip Code)

(650) 421-8100

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market

Item 1.01. Entry into Material Definitive Agreement.

On May 2, 2019 (the “Effective Date”), Codexis, Inc. (the “Company” or “Codexis”) entered into a Platform Technology Transfer and License Agreement (the “Agreement”) with Novartis Pharma AG (“Novartis”).

The Agreement allows Novartis to use Codexis’ proprietary CodeEvolver® protein engineering platform technology (the “CodeEvolver Platform Technology”) in the field of human healthcare. The CodeEvolver Platform Technology enables rapid development of custom-designed enzymes that are highly optimized for efficient manufacturing processes. The CodeEvolver Platform Technology, which is comprised of proprietary methods for the design and generation of diverse genetic libraries, automated screening techniques, algorithms for the interpretation of screening data and predictive modelling, is covered by more than 250 issued patents and patent applications worldwide.

Under the Agreement, Codexis will transfer its CodeEvolver Platform Technology to Novartis over approximately the next 20 months starting with the date on which Codexis commences the technology transfer (the “Technology Transfer Period”). As a part of this technology transfer, Codexis will provide to Novartis Codexis’ proprietary enzymes, proprietary protein engineering protocols and methods, and proprietary software algorithms. In addition, teams of Codexis and Novartis scientists will participate in technology training sessions and collaborative research projects at Codexis’ laboratories in Redwood City, California and at a designated Novartis laboratory in Basel, Switzerland. Upon completion of technology transfer, Novartis will have CodeEvolver Platform Technology installed at its designated laboratory.

Under the terms of the Agreement, Codexis granted to Novartis a worldwide license to use Codexis’ CodeEvolver Platform Technology to research, develop and manufacture novel enzymes for use by or on behalf of Novartis as biocatalysts in the chemical synthesis of small molecule and bioconjugate active pharmaceutical ingredients (“API”). The license to Novartis is exclusive for the research, development and manufacture of novel enzymes for use by Novartis as biocatalysts in the chemical synthesis of API owned or controlled by Novartis (“Novartis Exclusive Field”) and non-exclusive for the research, development and manufacture of novel enzymes for use by Novartis in the chemical synthesis of API not owned or controlled by Novartis or any third party (“Novartis Non-Exclusive Field”). Novartis has the right to grant sublicenses to affiliates of Novartis and, in certain limited circumstances, to third parties. Codexis has also granted to Novartis a license to make or have made enzymes engineered using the CodeEvolver Platform Technology for use in the manufacture of therapeutic products or API with a right to grant sublicenses solely to affiliates of Novartis, contract manufacturing organizations and contract research organizations. The manufacturing license is exclusive in the Novartis Exclusive Field and non-exclusive in the Novartis Non-Exclusive Field. The licenses are subject to certain limitations based on pre-existing contractual obligations that apply to the technology and intellectual property that are the subject of the license grants. The licenses do not permit the use of the CodeEvolver Platform Technology to discover any biologic, therapeutic enzyme, diagnostic product or vaccine. In addition, Novartis is prohibited from using the CodeEvolver Platform Technology to develop or produce enzymes or any other compounds for or on behalf of any third parties except in a very limited manner when Novartis divests an API that is manufactured using an enzyme developed using the CodeEvolver Platform Technology.

Novartis will pay Codexis up to $14 million over approximately the next 22 months, $5 million of which will be paid shortly after the Effective Date, and an additional $4 million of which is subject to satisfactory completion of the first technology transfer milestone and $5 million of which is subject to satisfactory completion of the second technology transfer milestone. In consideration for the continued disclosure and license of improvements to the Codexis technology and materials during a multi-year period that begins on the conclusion of the Technology Transfer Period (“Improvements Term”), Novartis will pay Codexis annual payments which amount to an additional $8 million. Codexis also has the potential to receive quantity-dependent, usage payments for each API that is manufactured by Novartis using one or more enzymes that have been developed or are in development using the CodeEvolver Platform Technology during the period that begins on the conclusion of the Technology Transfer Period and ends on the expiration date of the last to expire licensed patent. These product-related usage payments, if any, will be paid by Novartis to Codexis for each quarter that Novartis manufactures API using a CodeEvolver®-developed enzyme. The usage payments will be based on the total volume of API produced using the CodeEvolver®-developed enzyme. These usage payments can begin in clinical stage, and will extend throughout the commercial life of each API. Codexis has the right to conduct an annual audit to confirm that all payments that are owed to Codexis have been paid in full and on time.

The licenses to Novartis are granted under patents, patent applications and know-how that Codexis owns or controls as of the Effective Date and that cover the CodeEvolver Platform Technology. Any improvements to the CodeEvolver Platform Technology during the Technology Transfer Period will also be included in the license grants from Codexis to Novartis.

Under the Agreement, Codexis will own any improvements to Codexis’ protein engineering methods, processes and algorithms that arise and any enzyme technology or process technology that is developed during the Technology Transfer Period or during the Improvements Term. Novartis will own (a) any enzyme technology that is developed solely by Novartis or jointly by Novartis and Codexis under an enzyme evolution project using the CodeEvolver Platform Technology (a “Project Enzyme”) and (b) the methods of use of any Project Enzyme or any enzyme developed solely by Novartis or jointly by Novartis and Codexis under an enzyme evolution project using the CodeEvolver Platform Technology (“Process Technology”). Novartis granted to Codexis a worldwide, exclusive, fully paid-up, royalty-free license, with the right to grant sublicenses, to use Project Enzymes outside of the Novartis Exclusive Field. Novartis also granted to Codexis a worldwide, non-exclusive, fully paid-up, royalty-free license, with the right to grant sublicenses, to use the Process Technology outside of the Novartis Exclusive Field.

For each Novartis-controlled API that Novartis manufactures using an enzyme developed using the CodeEvolver Platform Technology, Codexis will have a right of first refusal to supply Novartis with the enzyme used to manufacture the API, once Novartis’s requirement for such enzyme exceeds a certain quantity, if Novartis self-produces or outsources the supply of the enzyme. Codexis’ right of first refusal applies during the period that begins on the completion of a Phase I clinical trial for the first therapeutic product containing the API, and ends on the earlier of five years following regulatory approval for such product and termination of the Agreement.

The Agreement has a term that begins on the Effective Date and continues unless and until terminated under the Agreement. At any time following the first technology transfer stage, Novartis may terminate the Agreement by providing 90 days written notice to Codexis. If Novartis exercises this termination right prior to making the first technology transfer milestone payment, Novartis will make a one-time termination payment of $9 million to Codexis. If Novartis exercises this termination right prior to making the second technology transfer milestone payment, Novartis will make a one-time termination payment of $5 million to Codexis. In addition, either party may terminate the Agreement for the other party’s uncured material breach or insolvency or bankruptcy. In the event the Agreement is terminated by Novartis, or by Codexis due to an uncured material breach by Novartis or insolvency or bankruptcy of Novartis, or if Novartis sells or transfers to a third party any Novartis business or facility that includes any Codexis proprietary materials, information or technology, Codexis has the right to conduct an audit of Novartis’s facilities to confirm that all proprietary Codexis materials, information and technology have been destroyed. The Agreement also contains indemnification provisions under which Novartis and Codexis indemnify each other against certain third party claims.

The foregoing is only a summary of the material terms of the Agreement, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Agreement that will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2019.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2019

CODEXIS, INC.

By:	/s/ Gordon Sangster
Name:	Gordon Sangster
Title:	Senior Vice President and Chief Financial Officer